Exhibit 99.1

WM Hosts 2025 Investor Day

Houston — June 24, 2025 — WM (NYSE: WM) will host its Investor Day at the New York Stock Exchange today beginning at 8:30 a.m. EDT to provide an in-depth review of the Company’s long-term vision, growth strategies, and operational and financial objectives. The event will feature presentations and question and answer sessions with several members of the Company’s senior leadership team.

“Over the last several years, we’ve focused on fostering a people-first culture that leverages our expertise and unmatched asset network to set ourselves apart with customers and deliver robust growth,” said Jim Fish, Chief Executive Officer of WM. “At Investor Day, we’re excited to share how we plan to build on our success and fuel a powerful, long-term growth engine while building distinctive platforms for incremental growth—all with the goal of providing lasting value for our shareholders.”

EVENT WEBCAST DETAILS

The live webcast of WM’s Investor Day will begin at 8:30 a.m. EDT and conclude at approximately 12:00 p.m. The presentations and webcast, including the question and answer sessions, can be accessed from WM’s Investor Day website and will be available for replay following the event.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial, medical and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them pursue their sustainability goals. In North America, WM has the largest disposal network and collection fleet, is the largest recycler and is a leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants, as well as the largest heavy-duty natural gas truck fleet in the industry. WM Healthcare Solutions provides collection and disposal services of regulated medical waste and secure information destruction services in the U.S., Canada and Western Europe. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

FOR MORE INFORMATION

WM

Website

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Werner

media@wm.com

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